Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com

Dot Hill Reports Second Quarter 2005 Results

Revenue and gross profit increase quarter over quarter;

Announces major new Tier-1 OEM customer win

CARLSBAD, Calif. – July 27, 2005 – Dot Hill Systems Corp. (NASDAQ:HILL) today announced financial results for the second quarter ended June 30, 2005. Net revenue was $65.9 million for the second quarter of 2005, compared to $58.0 million for the first quarter of 2005 and $69.0 million for the second quarter of 2004. Net income for the second quarter of 2005 was $3.3 million, or $0.07 per share on a fully diluted basis. This compares to first quarter 2005 net income of $2.1 million or $0.05 per share on a fully diluted basis and second quarter 2004 net income of $6.7 million or $0.14 per share on a fully diluted basis. The figures for the second quarter of 2005 are in line with the previous company guidance released on April 27, 2005.

Gross profit for the second quarter of 2005 increased to 24.5 percent as compared to first quarter 2005 gross profit of 22.9 percent, and remained flat as compared to gross profit for the second quarter of 2004 of 24.6 percent. Gross profit improvement for the second quarter of 2005 as compared to the previous quarter can be attributed, principally, to increased volume of product shipments and to a lesser degree, planned cost reductions.

“We are pleased to have posted sequential growth in both revenue and net income for the second quarter of 2005,” said James Lambert, Dot Hill’s chief executive officer. “But the most exciting event is our major new tier-one customer win. A summary of this contract can be found in the Form 8-K that Dot Hill filed today with the Securities and Exchange Commission.

“When the production ramp is fully realized, we anticipate that the sales volume could be large enough to significantly reduce our current revenue concentration. Securing additional, top-tier customers has been Dot Hill’s number one sales goal, and I am very proud to say that we have now taken a major step forward in accomplishing this objective.”

Based on the company’s current market visibility and anticipated new product development efforts for existing customers, and taking into account this new customer win, the company is providing the following near- and long-term forecasts:

1.               On the basis of the new customer win and other opportunities, the company believes it will achieve its goal of doubling its current revenue rate by the end of 2007.

2.               This anticipated revenue growth should result in accelerated increases to the company’s operating margin and earnings per share as a result of the company’s leveraged business model and its use of contract manufacturers.

3.               To support this projected revenue growth, the company is projecting a short-term increase in investments in research and development in the next two quarters to approximately $7 million and $9 million, respectively. This will enable the acceleration of next-generation product introductions. This is a temporary increase associated with the up-front development of prototypes and testing of these new products. The company anticipates this expense to decrease once the associated products begin shipping.

4.               In addition, the company is projecting an increase in general and administrative expense over the second half of this year of approximately $2 million per quarter representing the implementation of the company’s new MIS system which is a component of the company’s improvements to its internal controls.

5.               The company is targeting net revenue for the third quarter of 2005 in the range of $50 to $54 million. Dot Hill expects third quarter net revenue to be lower than the immediately preceding quarter, because the company's largest customer historically post seasonally lower shipments in this quarter.

6.               In light of all these events, the company expects to post a loss of between $0.04 and $0.06 per share for the third quarter of 2005 on a non-taxed basis.

The second quarter 2005 financial results conference call is scheduled to take place on July 27, 2005 at 4:30 p.m. ET. Please join us for a live audio webcast at www.dothill.com in the Investor Relations section. During the call, we will also discuss our recent new customer win. If you prefer to join via telephone, please dial 866-700-6067 (U.S.) or 617-213-8834 (International) at least five minutes prior to the start of the call and enter passcode 80114398. A replay of the webcast will be available on the Dot Hill web site following the conference call. For a telephone replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter passcode 77283694.

Dot Hill Systems Corp. is a leader in the innovative design and delivery of storage networking solutions to channel partners worldwide. Its products include the SANnet II family of storage systems, RIO Xtreme™ storage servers, SANscape® storage management software, SANpath® storage networking software and professional training, support and service. For more information, visit Dot Hill on the Web at www.dothill.com.

Dot Hill, the Dot Hill logo, SANnet, SANpath, SANscape, RIVA and RIO Xtreme are trademarks of Dot Hill Systems Corp. All other products and names mentioned herein are trademarks or registered trademarks of their respective owners.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding: Dot Hill’s financial and operating results for the third quarter of 2005 and beyond; the impact of Dot Hill’s recent customer win on Dot Hill’s future financial results; the launch and final integration dates of new products; the ability to achieve cost reductions; and Dot Hill’s future success in forming and maintaining OEM relationships. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the fact that no Dot Hill customer agreements provide for mandatory minimum purchase requirements; the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that Dot Hill’s new products may not prove to be popular; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; unforeseen technological, intellectual property, personnel or engineering issues; and the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE OPERATIONS

(Unaudited - in thousands, except per share information)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2005	2004	2005
Net Revenue	$69,038	$65,897	$116,903	$123,908
Cost of Goods Sold	51,997	49,752	87,783	94,486

Gross Profit	17,041	16,145	29,120	29,422

Operating Expenses:
Sales and marketing	4,102	5,090	8,280	9,740
Research and development	4,478	5,342	8,563	10,055
General and administrative	2,304	2,565	4,618	5,334
Restructuring expenses	(391)	—	(391)	—
In-process research and development	—	—	4,700	—
Total operating expenses	10,493	12,997	25,770	25,129

Operating Income	6,548	3,148	3,350	4,293

Other Income (Expense):
Interest income	432	784	1,007	1,445
Interest expense	(145)	(20)	(285)	(47)
Gain (loss) on foreign currency transactions, net	(13)	(201)	154	(63)
Other income (expense), net	1	12	(23)	86
Total other income, net	275	575	853	1,421
Income Before Income Taxes	6,823	3,723	4,203	5,714

Income Tax Benefit (Expense)	(126)	(426)	(91)	(316)
Net Income	$6,697	$3,297	$4,112	$5,398

Net Income Attributable to Common Stockholders:	$6,697	$3,297	$4,112	$5,398

Net Income Per Share:
Basic	$0.15	$0.08	$0.09	$0.12
Diluted	$0.14	$0.07	$0.09	$0.12

Weighted Average Shares Used to Calculate Net Income Per Share:
Basic	43,383	43,805	43,349	43,773
Diluted	46,279	45,350	46,609	45,539

Comprehensive Operations:
Net income	$6,697	$3,297	$4,112	$5,398
Foreign currency translation adjustments	8	130	1	146
Net unrealized gain (loss) on short-term investments	(375)	112	(378)	(21)
Comprehensive income	$6,330	$3,539	$3,735	$5,523

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except per share information)

	December 31, 2004	June 30, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$67,496	$65,530
Short-term investments	58,690	51,961
Accounts receivable, net of allowance of $491 and $726	40,788	47,122
Inventories	3,671	2,927
Prepaid expenses and other	2,273	4,035
Total current assets	172,918	171,575

Property and equipment, net	7,859	7,002
Goodwill	57,111	57,111
Other intangibles	7,712	6,279
Other assets	967	822

Total assets	$246,567	$242,789

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$40,512	$31,056
Accrued compensation	3,338	3,412
Accrued expenses	3,309	2,998
Deferred revenue	779	719
Income taxes payable	532	525
Other liabilities	923	748
Current portion of restructuring accrual	141	129
Total current liabilities	49,534	39,587

Restructuring accrual, net of current portion	37	0
Borrowings under lines of credit	0	0
Other long-term liabilities	169	144

Total liabilities	49,740	39,731

Stockholders’ Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 100,000 shares authorized, 43,656 and 43,808 shares issued and outstanding at December 31, 2004 and June 30, 2005, respectively	44	44
Additional paid-in capital	277,102	277,802
Deferred compensation	(8)	—
Accumulated other comprehensive loss	(462)	(337)
Accumulated deficit	(79,849)	(74,451)
Total stockholders’ equity	196,827	203,058

Total liabilities and stockholders’ equity	$246,567	$242,789

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